Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
The Board of Directors
FGX International Holdings Limited:
We consent to the use of our report dated April 25, 2005, with respect to the consolidated balance sheet of Magnivision, Inc. as of January 1, 2005, and the related consolidated statements of income, stockholders’ equity and comprehensive income, and cash flows for the twelve month period then ended, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Providence, Rhode Island
December 20, 2006